DECORATOR INDUSTRIES, INC.
             COMPUTATION OF DILUTED INCOME PER SHARE OF COMMON STOCK
                FOR THE FIVE FISCAL YEARS ENDED DECEMBER 30, 2000



                              2000               1999               1998               1997               1996
                           ----------         ----------         ----------         ----------         ----------
Net income                 $  133,198         $2,552,278         $3,080,895         $2,898,339         $3,065,220
                           ==========         ==========         ==========         ==========         ==========
Average number of
common shares
outstanding                 3,041,364          3,378,721          3,631,457          3,714,838          3,646,830

Dilutive effect of
stock options on
net income                     35,896            138,960            249,162            253,542            277,560
                           ----------         ----------         ----------         ----------         ----------

                            3,077,260          3,517,681          3,880,619          3,968,380          3,924,390
                           ==========         ==========         ==========         ==========         ==========

Diluted earnings
per share:

Net income                 $     0.04         $     0.73         $     0.79         $     0.73         $     0.78
                           ==========         ==========         ==========         ==========         ==========



Note: Per share amounts and shares outstanding have been adjusted for five-for-four stock splits effective July 21, 1998 and June 13, 1997 and a four-for-three stock split in June 1996.


                                   EXHIBIT 11P